SAMOYED ENERGY CORP.

#2-136 Stonecreek Road

Canmore, AB T1W 3A5

January 28, 2008

Advanced Voice Recognition Systems, Inc.

112 E. Spruce Street

Mitchell, SD  57301

Attn:  Walter Geldenhuys

Re:

Proposed Business Combination between Samoyed Energy Corp. and Advanced Voice Recognition Systems, Inc.

Dear Mr. Geldenhuys:

We submit for your consideration a proposal, made on the terms and subject to the conditions set forth and embodied in this Letter of Intent, relating to the tax-free exchange of all of the outstanding shares of Advanced Voice Recognition Systems, Inc. (“AVRS”) for the shares described below of Samoyed Energy Corp. (“SMYD”)(the “Exchange).  SMYD and AVRS to be referred to at times hereinafter as the Parties

1.

Authorized and Outstanding Securities of SMYD.  SMYD will, at the date hereof and at the Closing of the Exchange, be a publicly traded company in the United States with common stock that trades on the Electronic Bulletin Board.  At the Closing of the Exchange, SMYD will be a fully reporting company with securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended, and SMYD will be current with all such reports.  SMYD is currently authorized to issue a total of 547,500,000 shares of common stock (the “SMYD Common Stock”).  In connection with the Closing of the Exchange, SMYD will have outstanding not more than 20,700,012 shares of SYMD Common Stock after giving effect to the transfer of 22,749,998 shares of SMYD Common Stock to SMYD by Stone Canyon Resources, Inc. (“Stone Canyon”) for all the oil and gas assets of SMYD as set forth in Section 4(a)(2) below, and the return to the treasury of 4,000,000 shares of SMYD Common Stock as set forth in Section 4(a)(4) below, exclusive of the shares to be issued in the Exchange with the shareholders of AVRS as set forth in Section 2 below and the shares to be issued in the Private Offering as set forth in Section 3 below.  SMYD has and will at Closing of the Exchange have outstanding no other options, warrants or other rights that are exercisable to purchase, or convertible into, SMYD Common Stock or any other securities of SMYD.

2.

Authorized and Outstanding Securities of AVRS.  AVRS is currently authorized to issue a total of 100,000,000 shares of its common stock (“AVRS Common Stock”).  AVRS will at the time of the Closing of the Exchange have 37,500,000 shares of AVRS Common Stock outstanding (the “AVRS Outstanding Shares”) that will be transferred to SMYD in exchange for 140,000,000 shares of SYMD Common Stock as set forth in 4(a) below.  AVRS has and will at the Closing of the Exchange have outstanding no options, warrants or other rights that are exercisable to purchase, or convertible into, AVRS Common Stock or any other securities of AVRS.

3.

Private Offering.  Prior to the Closing of the Exchange, SMYD will make a private offering conducted in accordance with the regulations of the U.S. Securities and Exchange Commission for no less than 1,000,000, and no more than 5,000,000, shares of SMYD Common Stock, at a per share price to be agreed to by SMYD and AVRS prior to the offering (the “Private Offering).  The funds obtained from the sale of SMYD Common Stock in the Private Offering shall be held in escrow at a mutually agreeable bank or other financial institution and released to SMYD only upon the Closing of the Exchange.

4.

Issuance and Delivery of SMYD Stock in Exchange for AVRS Stock.

(a)

In connection with the Closing of the Exchange, SMYD shall (1) authorize the change of the name of SMYD to Advanced Voice Recognition Systems, Inc. or such other name as shall be determined by AVRS, (2) transfer to Stone Canyon all of the oil and gas assets as well as all the liabilities of SMYD related thereto as of the date of Closing of the Exchange in exchange for the 22,749,998 Shares of SYMD Common Stock currently owned by Stone Canyon, (3) complete the Private Offering by releasing the funds from escrow and issuing shares of SMYD Common Stock to the subscribers in the Private Offering, (4) the shareholders of SMYD Common Stock at the Closing of the Exchange will return to the treasury of SMYD 4,000,000 SMYD Common Stock, and (5) shareholders of SMYD Common Stock as of the date of the Closing of the Exchange will execute a “one year lock-up agreement” covering 50% of the 20,700,012 shares SMYD Common Stock owned by them.  At the Closing of the Exchange, SMYD will issue and cause to be delivered to all of the then stockholders of AVRS (“AVRS Stockholders”) a total of 140,000,000 shares of SMYD Common Stock in exchange for all of the AVRS Outstanding Shares.  The shares of SMYD Common Stock shall be issued to the AVRS Stockholders in proportion to their ownership of the AVRS Outstanding Shares.

(b)

The Closing of the Exchange shall be subject to the satisfaction or waiver of all conditions to consummation of the Exchange, the purchase of the oil and gas assets and liabilities by Stone Canyon in exchange for the 22,749,998 shares of SYMD Common Stock and the completion of the Private Offering.  The capitalization of SMYD after the Closing of the Exchange is attached as Annex A to this Letter of Intent.

(c)

None of the SMYD Common Stock issued in the Exchange will be registered, but rather will constitute “restricted securities” as defined under the Securities Act of 1933, as amended.  None of the holders of the AVRS Shares possess rights to obtain the registration of the AVRS Shares or the SMYD Common Stock issued in the Exchange therefore.  None of the SMYD stockholders has the right to require SMYD to file a registration statement to register any of their shares.  This does not affect the status of any outstanding SMYD Common Stock held by SMYD stockholders.

5.

Formal Agreement.  As soon as shall be reasonably practicable after acceptance of this Letter of Intent, SMYD, AVRS, and the AVRS Stockholders will enter into a formal agreement with respect to the Exchange (the “Exchange Agreement”).  Consistent with and subject to fiduciary duties imposed on their respective boards of directors, SMYD and Walter Geldenhuys as the AVRS Principal Stockholder shall use their best efforts to cause the Agreement to be approved and ratified by their respective boards of directors.  The AVRS Principal Stockholder will use his commercially reasonable best efforts to obtain AVRS stockholder approvals of the Exchange as soon as reasonably practicable and consistent with completion of due diligence and execution of the Exchange Agreement.  All of the foregoing approvals, consents and votes (in whatever capacity and by all parties) shall be subject to the satisfaction or waiver of all conditions precedent set forth in the Exchange Agreement.  Should the Exchange Agreement not be ratified and signed within 60 days of the date that the last of  AVRS and SMYD sign this Letter of Intent, then the proposed business combination expires with no claim by either party against the other, unless an extension is agreed to by both parties in writing.

6.

Exchange Agreement.  The Exchange Agreement will, among other things:

(a)

set forth certain representations and warranties of SMYD and AVRS with respect to financial statements, assets, liabilities, compliance with applicable law, absence of undisclosed or contingent liabilities, and such further representations or warranties of SMYD or AVRS as are customary and as the Parties may mutually agree, all representations and warranties to survive the Closing of the Exchange for a period of 12 months;

(b)

memorialize as of the date hereof, the agreement of the Parties to manage their respective companies to pursue the best interests of their respective companies and not for the personal interest of the individual or individuals undertaking the activities;

(c)

provide that the Closing of the Exchange shall occur immediately after the effective date of the Exchange Agreement, and the implementation, of the matters described in Section 4 hereof, subject to reasonable extensions for satisfaction of contingencies and obtaining necessary approvals, all of which shall be set forth in the Exchange Agreement;

(d)

provide for the receipt by SMYD from the AVRS Stockholders of customary representations and warranties that (1) all of the securities received by them will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, together with other customary investment representations reasonably satisfactory to SMYD, (2) confirm their record and beneficial ownership of all of the outstanding AVRS capital stock, and (3) confirm their conveyance of such ownership to SMYD in exchange for the Shares to be issued in the Exchange;

(e)

provide for the termination or abandonment of the Exchange Agreement at any time prior to the Closing of the Exchange:

(i)

by consent of all of the Parties thereto;

(ii)

by SMYD, if there has been a material misrepresentation, material breach of warranty, or material breach of covenant on the part of AVRS in the representations, warranties or covenants set forth in the Agreement;

(iii)

by AVRS or the AVRS Principal Stockholder, if there has been a material misrepresentation, material breach of warranty, or material breach of covenant on the part of SMYD in the representations, warranties and covenants set forth in the Exchange Agreement;

(iv)

by SMYD, AVRS or the AVRS Principal Stockholder, if the Closing of the Exchange shall not have occurred within a specified period after execution of the Exchange Agreement, subject to any negotiated extensions and subject to the obligation of the terminating party to have exercised its commercially reasonable best efforts to conclude the Exchange;

(v)

by SMYD if in its reasonable opinion and that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws;

(vi)

by SMYD, AVRS, or the AVRS Principal Stockholder if any of such Parties shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local, or federal governmental authorities or by any other person of material litigation or proceedings concerning the Exchange against any party (it being understood and agreed that a written request by governmental authorities for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of the Agreement);

(vii)

by either party if the business or assets or financial condition of the other party, taken as a whole, have been materially and adversely affected, whether by the institution of litigation, regulatory proceedings  or by reason of material adverse change or material adverse developments in the operations or business of such other party;

(f)

contain representations by the respective AVRS Stockholders that their respective stock of AVRS is owned by that AVRS Stockholder free and clear of any liens, claims, options, or other encumbrances known to that stockholder;

(g)

provide as a condition to the Closing of the Exchange, that SMYD, AVRS, and the AVRS Principal Stockholder, acting through their own management personnel, counsel, accountants or other representatives, as designated by them, shall have completed due diligence concerning the other party and each party shall be satisfied in their sole discretion with the results of such due diligence prior to executing the Exchange Agreement or within a period of 15 days thereafter.  At the end of such 15 day period, if neither party notifies the other of its failure to be satisfied with the results of such examination and investigation, this condition to Closing shall by its terms be deemed satisfied or waived without further action by the Parties;

(h)

provide as a condition to the Closing of the Exchange, that the members of the current board of directors and each person serving as an officer of SMYD, or of any subsidiary of SMYD, shall resign his or her respective positions by tendering written resignations, and the AVRS Principal Stockholder and his designees will be contemporaneously appointed to serve as members of the board of directors of SMYD and of any subsidiaries of SMYD, with such appointments to be effective as of the Closing of the Exchange; and

(i)

provide that, from and after the date hereof, none of SMYD, AVRS, their officers, directors, or representatives, nor the AVRS Principal Stockholder, may discuss or negotiate with any other corporation, firm or person, or entertain or consider any inquiries or proposals relating to the possible disposition of their shares of capital stock of their companies, or their assets, and each of them will cause their respective companies to conduct business only in the ordinary course.  Notwithstanding the foregoing, each party shall be free to engage in activities mentioned in the preceding sentence which are designed to further the Exchange.  The standstill described above shall be in effect commencing on the date hereof and shall remain in effect for a period of 60 days hereafter, or until the Letter of Intent expires, which will also be 60 days after the date that AVRS and SMYD sign this Letter of Intent.

7.

Finder.  The Parties acknowledge that no finder was or is engaged by either party, and neither party has any obligation to any finder, consultant or similar service provider in connection with the negotiation or execution hereof or with respect to the Exchange.

8.

Purchase and Sale of Oil and Gas Assets.  The Exchange Agreement shall provide that Stone Canyon shall purchase on the date of the Closing of the Exchange, immediately following the Exchange, all of the oil and gas assets of SMYD and shall assume all of SMYD’s liabilities related thereto as of the time of Closing of the Exchange, and that in exchange for such transfer, Stone Canyon shall transfer to SMYD 22,749,998 shares of SMYD Common Stock owned by Stone Canyon as of the date of this Letter of Intent, (the “Asset Purchase Agreement”).  The Asset Purchase Agreement between Stone Canyon and SMYD shall be satisfactory in all respects to AVRS and the AVRS Principal Stockholder and shall include provisions for the escrow of the oil and gas transfer documents and the stock certificate and stock power, duly executed for transfer to SMYD, of the 22,749,998 shares of SMYD Common Stock, so that such transfer shall be effected at the Closing of the Exchange immediately after the Exchange without any further actions or approvals of Stone Canyon.

9.

Press Releases.  The Parties agree that any publicity releases or press releases prior to the date of the closing of the Exchange concerning the transactions described herein may be made so long as both SMYD and AVRS mutually approve and agree to such releases.  The Parties also agree that a release will be made at the time of signing both this Letter of Intent and the Exchange Agreement and a Form 8-K also will be filed within four business days of the signing of each document.

10.

Confidentiality.  After the date hereof, each party shall furnish such information as shall be requested by the other as to, without limitation, its business, operations, operating results and financial condition, and management, pursuant to the terms of a Confidentiality Agreement between the Parties and dated of even date herewith.  The Confidentiality Agreement does not apply to the terms of the Exchange and the other terms set forth in this Letter of Intent.  The Confidentiality Agreement is incorporated by reference into this Letter of Intent as if more fully set forth herein.  In the event of any conflict between this Letter of Intent and the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control, except as outlined in Section 9 of this Letter of Intent.

If this Letter of Intent is agreeable to you, and you are prepared to accept it, please so indicate in the space below, and return the same to the undersigned.  This proposal may be executed in counterparts.  It is understood and agreed that this is only a Letter Of Intent which is not binding upon the Parties or the AVRS Principal Stockholder, and may be canceled or terminated without liability by either of the Parties or the AVRS Principal Stockholder prior to execution of the

Exchange Agreement, except with respect to the obligations described in Section 10 above, which shall survive any such cancellation or termination.  This Letter of Intent supersedes all other prior oral or written letters or other expressions of intent between the parties.

Very truly yours,

SAMOYED ENERGY CORP.

By: /s/ Lisa Jacobson

      Lisa Jacobson, Director

Accepted this 28th  day of January, 2008:

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

By: /s/Walter Geldenhuys

Walter Geldenhuys, President, and

Individually as the AVRS Principal

Stockholder

ANNEX A

Post-Closing Capitalization

Of

SAMOYED ENERGY CORP.

Number of Shares
Current SMYD Shareholders	47,450,010
Less: Shares Exchanged by Stone Canyon	(22,749,998)
Less: Shares Contributed by SMYD Shareholders	(4,000,000)
Current SMYD Shareholders after Exchange	20,700,012
Plus: Shares Issued to Current AVRS Shareholders	140,000,000
Plus: Estimated Number of Shares to be Issued in Offering	1,000,000 - 5,000,000

Total Shares Outstanding	161,700,010 - 165,700,010